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                                                                    EXHIBIT 99

Photogen Technologies, Inc.
7327 Oak Ridge Highway
Knoxville, TN  37931
Voice:   423-769-4012
Fax:     423-769-4013
Internet:  www.photogen.com


      Retired Dean of Harvard Medical School Joins Photogen Scientific
                             Advisory Council

KNOXVILLE, Tenn.-- Sept. 24, 1998--Daniel Tosteson, M.D., retired Dean of Harvard Medical school and an accomplished contributor to the fields of molecular biology and medical education has joined the newly organized Scientific Advisory Council of Photogen Technologies, Inc.

The Council was organized to provide scientific advice and counsel to the Board of Directors and Company management team. It is charged with providing guidance and recommendations to help the company:

-- pursue commercially important applications,

-- benefit from the latest developments in chemistry, biochemistry, laser design & photochemistry,

-- avoid investing Company resources in unprofitable areas,

-- benefit fully from the Company's proprietary technologies,

-- become properly staffed and equipped, and

-- advance its interests by facilitating the development of licenses and collaborative agreements.

From 1977 until 1997, Tosteson was the dean of the Faculty of Medicine at Harvard University and the president of Harvard Medical Center. In addition to his service on the editorial boards of the Journals General Physiology and Membrane Biology, he served on the advisory boards to the Pew Scholars Program. Tosteson has served on the Molecular Biology Panel of the National Science Foundation and the Scientific Review Committee of the National Institutes of Health. His career research interests are directed towards understanding the cellular functions and molecular mechanisms of ion transport across membranes. He has more than 160 scholarly publications to his credit, and holds honorary degrees from New York University, Johns Hopkins, Duke and Emory.

"Photogen's team has achieved impressive results in a short period of time," said Tosteson. "When I was offered the chance to serve as charter member of the Advisory Council, I thought about all of the potential applications of the Company's technology and realized that exciting things likely were going to happen here. I welcome the opportunity to be a part of that."

Eventually, the Company plans three to five members for the Council, which will meet three or more times per year. Additional members will be added as

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qualified individuals are identified. It has no decision-making authority within the Company, and all outside members will serve as consultants to the Company and will be shielded from material, nonpublic information. Chairing the committee will be the Company's vice president of research and development, when named. In the interim, Company CEO John Smolik will serve as chairperson.

"We believe that this Advisory Council can open to our Company a valuable source of medical knowledge that should help us make the most of our technologies and bring them to market more quickly," said Smolik. "Of course, our ability to capitalize on the value brought by their recommendations is dependent upon the success of our research and testing efforts and our ability to forge appropriate collaborative agreements."

Photogen's scientists are working toward the development of its proprietary multi-photon excitation technology to enhance the safety and efficacy of photodynamic therapy for the diagnosis and treatment of cancer, infectious diseases and other medical conditions.

Photogen Technologies, Inc., through its wholly owned subsidiary -- Photogen, Inc. -- is a development-stage Company focused on creating photodynamic-related health care products based on its proprietary multi-photon excitation and related technology. The Company has discovered new methods for using laser-generated light to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease.

This news release may contain forward-looking statements that involve risks and uncertainties. The company has no products or operating revenues at this time. A full discussion of the Company's operations and financial condition, including risk factors that may affect the Company's business and future prospects, is contained in documents the company files with the Securities and Exchange Commission, such as the Company's reports on Form 10-QSB, Form 10-KSB and Form 8-K. These documents identify important factors that could cause the Company's actual performance to differ from current expectations. The common stock of Photogen Technologies, Inc. is traded on the over-the-counter bulletin board market under the symbol PHGN.

For information, contact Robert Cathey at Ackermann Public Relations & Marketing, 423/584-0550, e-mail: rcathey@ackermannpr.com. Or, visit our World Wide Web site, at www.photogen.com.

Contact:

     Ackermann Public Relations & Marketing, Knoxville
     Robert Cathey, 423/584-0550
     or rcathey@ackermannpr.com